SOLVENTUM EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN EFFECTIVE DATE: OCTOBER 30, 2024 Section 1. Purpose. This Solventum Executive Change in Control Severance Plan has been established by the Company on October 30, 2024 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control in order to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 2. Section 2. Definitions. A. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below. “Administrator” means the Talent Committee of the Board; provided, however, that the Board may at any time administer the Plan, in whole or in part, notwithstanding that the Talent Committee has been appointed to act as the Administrator. “Applicable Severance Multiplier” means the multiplier designated with respect to a Participant in the Participation Schedule that is used to determine the amount of cash severance the Participant may receive if a Qualifying Termination occurs. “Board” means the Board of Directors of the Company. “Change in Control” means the occurrence of a “change in control event” of the Company, as determined in accordance with U.S. Treasury Regulation Section 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to (i) change the jurisdiction of the Company’s incorporation, or (ii) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Without limiting the definition above and for illustrative purposes only, as of the Effective Date, a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), is generally deemed to have occurred if: (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total

- 2 - fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; (iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of each appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A- 3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. “Change in Control Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the eighteen-month anniversary of such occurrence of a Change in Control. The Change in Control Period shall also include the six-month period immediately prior to the first occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985. “Code” means the Internal Revenue Code of 1986, as amended and any regulations thereunder. “Company” means Solventum Corporation, a Delaware Corporation, and any successor thereto and, as the context requires, any Participating Employer. “Company Group” means the Company, its Subsidiaries and affiliates, collectively. “Eligible Executive” means any individual who is (i) classified by a Participating Employer as a regular full-time employee of such Participating Employer and a common law employee for employment tax purposes, (ii) an employee at the job grade L3 level (or equivalent including, as determined by the Administrator in its discretion, any equivalent level resulting from any change in job grade structure made by the Company) or above, (iii) not an Ineligible Individual or (iv) such other employee of a Participating Employer as the Administrator determines, in its sole discretion, is eligible to participate in the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any regulations thereunder. “Good Reason” means, with respect to a voluntary termination that occurs within the Change in Control Period: (a) a material diminution in Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control of the Company, (b) a material diminution in Participant’s base salary or annual target cash bonus opportunity under the Company’s annual incentive plan or equivalent program (as determined by the Administrator), or (c) a change in excess of fifty (50) miles in the primary work location at which Participant is required to perform services for his or her Participating Employer. Notwithstanding the foregoing,

- 3 - a termination will not be treated as a voluntary termination for Good Reason for purposes of this Plan unless Participant provides written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds, the Company acting reasonably and in good faith, determines that the circumstances set forth in such written notice do provide grounds for termination for Good Reason, and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Participant does not terminate his or her employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then Participant will be deemed to have waived Participant’s right to terminate for Good Reason with respect to such grounds. “Ineligible Individual” means, unless otherwise determined by the Administrator in its sole discretion, any individual who is not eligible to receive benefits under this Plan as a result of meeting any one or more of the following criteria: (a) ceasing to work prior to the date that the individual’s services are no longer required by the Company (other than for voluntary terminations for Good Reason); (b) providing notice of intent to terminate employment with the Company (including by reason of retirement, but excluding any good faith notice of intent to voluntarily resign for Good Reason); (c) is an employee of a Company affiliate that is not a Participating Employer; (d) is an employee below the job grade L3 level (or equivalent, including, as determined by the Administrator in its discretion, any equivalent level resulting from any change in job grade structure made by the Company); (e) is classified or treated by a Participating Employer as a leased employee, independent contractor, contingent worker, service worker, consultant, contract worker, agency worker, freelance worker, shared employee or a person other than a common law employee, regardless of the individual’s actual legal status; (f) the individual’s compensation is not reported on a Form W-2 (or equivalent in the applicable tax jurisdiction of the individual) issued by a Participating Employer; (g) is covered by a contract or other written agreement that provides that the individual is not eligible for benefits under the Plan; (h) is on long-term disability or other inactive employment status; (i) is discharged for Misconduct, as determined by the Company; or (j) is offered and accepts another position within the Company or with any affiliate of the Company prior to the individual’s separation date. For the avoidance of doubt, the Administrator may modify, in its sole discretion, the criteria for eligibility or ineligibility under the Plan, “Qualifying Termination” means during the Change in Control Period (i) an involuntary termination of the Participant’s employment by the Participating Employer (other than for

- 4 - Misconduct or pursuant to a mandatory retirement policy adopted by the Board) or (ii) a termination of the Participant’s employment by the Participant for Good Reason. “Long-Term Incentive Plan” or “LTIP” means the Solventum 2024 Long-Term Incentive Plan, in effect as of March 12, 2024 (as may be amended from time to time) or any successor thereto as determined by the Administrator. “Misconduct” means (A) the Participant’s willful failure to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (B) the Participant’s willful failure to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct (including, for the avoidance of doubt, any breach by Participant of the Company’s Code of Conduct or policies), or breach of fiduciary duty against the Company or any of its Subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (E) the Participant’s material breach of any material provision of any written agreement with the Company or any Subsidiary; or (F) any other intentional misconduct by the Participant significantly affecting the business or affairs of the Company or any Subsidiary in an adverse manner. The Administrator shall have the authority to determine conclusively whether a Participant has committed Misconduct pursuant to the above definition, the date of the occurrence of such Misconduct and any incidental matters relating thereto. The foregoing definition shall not in any way preclude or restrict the right of the Company or any Subsidiary to discharge or dismiss any Participant or other person in the service of the Company or any Subsidiary for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute Misconduct. “Participating Employer” means each member of the Company Group, unless otherwise designated by the Administrator, from time to time. “Plan” means this Solventum Executive Change in Control Severance Plan, as may be amended and/or restated from time to time. “Subsidiary” has the same meaning as such term is defined in the Long-Term Incentive Plan. “VIP” means the Solventum Voluntary Investment Plan. Section 3. Participation. A. Participating Employers. Each Participating Employer shall be conclusively presumed to have consented to its participation in the Plan and to have agreed to be bound by the terms of the Plan and any and all amendments thereto. B. Participants. The Administrator shall designate and provide written notice to each Eligible Executive chosen by the Administrator to participate in the Plan (each, a “Participant”). Appendix A of the Plan (the “Participation Schedule”), as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants. The classification of an individual by the Administrator is final, conclusive and binding for purposes of determining eligibility to participate in this Plan and shall be made solely in the discretion of the Administrator. No reclassification or determination of a person’s status with a Participating Employer, for any

- 5 - reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Administrator agrees to such reclassification or determination, shall make the person retroactively or prospectively eligible for benefits. However, the Administrator, in its sole discretion, may reclassify a person as benefits eligible on a prospective basis. Any uncertainty regarding an individual’s classification will be resolved by excluding the person from eligibility. Section 4. Change in Control Severance Benefits. If a Participant has a Qualifying Termination, then, subject to compliance with the terms and conditions of Section 6, the Company will provide the Participant with the following: A. Cash Severance. Cash severance in an amount equal to the product of the Participant’s Applicable Severance Multiplier times the sum of the Participant’s base salary in effect on the date of the Qualifying Termination or, if greater, in effect on the first occurrence of a Change in Control, plus the Participant’s target annual cash bonus for the year in which the Qualifying Termination occurs (“Severance”). In the event that a Participant’s Qualifying Termination occurs in the Change in Control Period and (a) prior to the consummation of the Change in Control, Severance will be paid to Participant in accordance with the Company’s regular payroll practices in equal installments over a number of months equal to the product of (i) twelve (12) and (ii) the Participant’s Applicable Severance Multiplier, with the first such payment commencing sixty (60) days following the date of such Qualifying Termination, or (b) on or following the consummation of the Change in Control, subject to Section 10.O, Severance will be paid to Participant in a single lump-sum no later than seventy-five (75) days following the date of the Qualifying Termination. B. Pro-Rated Annual Bonus. A prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs based on the target level of achievement of the applicable performance goals for such year; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”). Subject to Section 10.O, a Participant’s Pro-Rata Bonus shall be paid on the date that annual bonuses are paid to the Company’s senior executives generally, but in no event, with respect to any Participant who is subject to Section 409A of the Code, later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Qualifying Termination occurs to the extent needed to comply with the requirements of Section 409A. C. COBRA Payment. Participant shall receive a lump-sum cash payment (the “COBRA Payment”) equal to the amount of the COBRA premiums (determined using the COBRA premiums in effect on the date of the Qualifying Termination) required to continue the Company’s medical and dental coverage in effect for Participant, Participant’s spouse, and Participant’s dependents on the date of the Qualifying Termination for a number of months equal to the product of (i) twelve (12) and (ii) the Participant’s Applicable Severance Multiplier. Subject to Section 10.O, the COBRA Payment will be paid in a single lump-sum no later than seventy-five (75) days following the date of the Qualifying Termination. Participant may, but is not obligated to, use such payment towards the cost of COBRA coverage. If Participant is eligible to retire and otherwise eligible for COBRA, Participant can elect to continue coverage through COBRA under the medical and dental plans that covered Participant as an active employee; provided, however, that if Participant elects to continue Participant’s active employee medical plan coverage through COBRA, Participant and his or her family will not be eligible for the Company’s retiree medical benefits at any time (including after COBRA ends), even if Participant otherwise was eligible for those benefits. Continuation of

- 6 - Participant’s active employee dental plan coverage through COBRA will not impact Participant’s eligibility for the Company’s retiree medical benefits. D. VIP Vesting. If Participant (1) is employed by a Participating Employer that participates in the VIP and (2) is a participant in the VIP, then such Participant’s Company Contribution Account, Company Match Account and Retirement Income Account will be fully vested even if Participant does not have the required years of vesting service as of the date of Participant’s Qualifying Termination. E. Outplacement Benefits. Participant will be eligible to receive reasonable outplacement services, as determined by the Company in accordance with its outplacement services policy in effect as of the date of Participant’s Qualifying Termination. Section 5. Equity Awards. The Plan does not affect the terms of any equity awards outstanding as of the Effective Date and the treatment of any such outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted (including, without limitation, the LTIP) and any applicable award agreements. With respect to any equity awards granted on or following the Effective Date, the following provisions shall apply (unless otherwise expressly provided for in the award agreements pursuant to which such equity awards are granted). A. Options and SARS. All of the Participant’s outstanding unvested stock options and stock appreciation rights (“SARs”) shall become fully vested and shall remain exercisable for the remainder of their full term. The remaining terms and conditions of the Participant’s stock options and SARs will continue to apply, including, without limitation and if applicable, the terms and conditions providing for the termination of Participant’s stock options or SARs in the event of Participant’s violation of any applicable non-competition, non-solicitation, confidentiality or similar obligations. In no event will Participant’s stock options or SARs remain exercisable beyond the expiration of their maximum term. B. Time-Based RSUs. All of the Participant’s outstanding restricted stock unit awards (including, for clarity, restricted stock unit awards and performance share awards that were granted under the 3M Company 2016 Long-Term Incentive Plan before April 1, 2024, and converted into Company restricted stock unit awards in connection with the spin-off of the Company from 3M Company) that remain unvested at the time of Participant’s Qualifying Termination will fully vest on an accelerated basis. The shares underlying the restricted stock units that vest pursuant hereto will be issued as soon as administratively practicable following the date on which Participant’s Release becomes effective and irrevocable (but in any event no later than March 15 of the calendar year following the calendar year in which Participant’s Qualifying Termination occurs) or, to the extent necessary to comply with the requirements of Section 409A of the Code, at such time as the shares otherwise would have been issued in accordance with the terms of Participant’s award. C. Performance Awards. Participant’s outstanding unvested equity awards with performance-based vesting conditions shall be treated in accordance with the applicable terms and conditions set forth in the LTIP and the grant agreement pursuant to which such awards were granted. Section 6. Conditions. A Participant’s entitlement to any severance payments or benefits under Section 4 or Section 5 hereof will be subject to:

- 7 - (1) the Participant experiencing a Qualifying Termination; (2) the Participant executing a release of claims in favor of the Company, its Subsidiaries and affiliates and certain related parties (including, without limitation, directors and officers) in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within sixty (60) days following the date of Participant’s Qualifying Termination. If all or any portion of the Release is held to be invalid, illegal or otherwise unenforceable for any reason, or Participant commits an act of Misconduct or breaches the terms and conditions of the Release, the Company will have the right (but not the obligation) to (i) declare the Release void in its entirety, (ii) cease providing any payment or benefit otherwise owing to Participant under the Plan, and (iii) require Participant to repay any and all severance payments and benefits previously paid or provided to Participant under the terms of the Plan to the extent permitted by applicable law; and (3) Participant’s continued compliance with any applicable non-competition, non-solicitation, confidentiality or similar obligations. If Participant breaches any such obligation, the Company will have the right (but not the obligation) to (i) cease providing any payment or benefit otherwise owing to Participant under the Plan, and (ii) require Participant to repay any and all severance payments and benefits previously paid or provided to Participant under the terms of the Plan to the extent permitted by applicable law. Section 7. Section 280G Reduction & Other Reductions. A. Best After-Tax Cutback. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for the application of this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either: (1) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or (2) payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount. Nothing in this Section 7 shall require the Company to be responsible for, or have any liability or obligation (including gross-ups) with respect to, Participant’s tax liability, including in respect of excise tax liabilities under Section 4999 of the Code. B. Order of Reduction. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (1) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

- 8 - (2) all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. C. Determinations. Any determination required under this Section 7 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the change in control/an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. For purposes of making the calculations and determinations required by this Section 7 the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 7. D. Reductions to Payments Pursuant to Company Policies. The maximum payments and benefits provided for under the Plan shall be reduced to the extent necessary to be consistent with the Company’s applicable policies as in effect from time to time, such that no shareholder ratification of such payments and benefits shall be required. Any reduction pursuant to this 7.D shall be made in the sole discretion of the Administrator, with the intention but not guarantee that any such reduction will be made in a manner consistent with the requirements of Section 409A of the Code and, where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Section 8. Administration of Plan. A. Administrator’s Powers and Duties. The Administrator shall have the discretionary power and authority to (1) control and manage the operation of the Plan, (2) prescribe applicable Plan procedures, (3) make all decisions and determinations with respect to the Plan, and (4) interpret and apply the terms of the Plan. This discretionary power and authority includes, without limitation (a) determining all factual and legal questions, (b) interpreting any ambiguous or unclear terms in the Plan and the underlying documents, (c) deciding eligibility for coverage and eligibility for benefits, and (d) establishing rules to carry out administration of the Plan. B. Scope of Authority and Delegation. All determinations, interpretations, rules and decisions of the Administrator will be made, in its sole discretion, and will be final, conclusive and binding as to all parties. In any legal action, all explicit and all implicit determinations by the Administrator shall be afforded the maximum deference permitted by law. The Administrator may delegate all or a portion of its powers, authority, responsibilities, discretion and rights under the Plan to an individual, entity or committee. Any delegation may allow further delegation by the individual, entity or committee to whom the delegation has been made. C. Other Powers. The Administrator reserves the right to correct any errors, defects, inconsistencies and omissions that may occur in the administration of the Plan as the Administrator, in its discretion, determines appropriate. This includes reducing or eliminating benefits under the Plan, and such correction shall be final, conclusive and binding all persons. Subject to any delegation of authority, the Administrator shall be the named fiduciary for the purposes of ERISA.

- 9 - D. Indemnification. The Company shall indemnify and hold harmless any member of the Administrator against any and all expenses and liabilities arising out of the Administrator’s administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. Section 9. Claims Procedure. A. General. If Participant believes he or she is entitled to benefits, or Participant disagrees with a decision regarding Participant’s benefits under the Plan, Participant should file a claim with the Administrator in accordance with the Plan’s claim procedures. If Participant does not file a claim or follow the claim procedures, Participant is giving up important legal rights. Before commencing legal action to recover benefits, or to enforce or clarify rights, Participant must completely exhaust the Plan’s claim procedures. B. How to File a Claim. To make a claim, Participant must file a written statement with the Administrator. Participant should include the facts and arguments that he or she would like considered in deciding Participant’s claim. The Administrator must receive actual delivery of Participant’s written claim within sixty (60) days after the date Participant knew or reasonably should have known of the facts behind such claim or, if earlier, the date of Participant’s separation. Within ninety (90) days of the date the Administrator receives Participant’s claim, Participant will receive either a notice of the decision or a notice describing the need for additional time (up to ninety (90) additional days) to reach a decision. If the Administrator notifies Participant that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Administrator denies Participant’s claim, in whole or in part, Participant will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, Participant’s right to file a civil action under section 502(a) of ERISA, if Participant’s claim is denied upon review, and it will also explain Participant’s right to request a review. C. How to File an Appeal. If the Administrator denies Participant’s claim, Participant must file a written request to have the denial reviewed. Participant’s request should include the facts and arguments that he or she would like considered in the review. The Administrator must receive actual delivery of Participant’s written request for review within sixty (60) days after the date that Participant received notice that Participant’s claim was denied. Participant may submit written comments, documents, records, and other information relating to Participant’s claim. Upon request, Participant is entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process. Within sixty (60) days after the date the Administrator receives Participant’s request for review, Participant will receive either a notice of the decision or a notice describing the need for additional time (up to sixty (60) additional days) to reach a decision. If the Administrator notifies Participant that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Administrator affirms the denial of Participant’s claim, in whole or in part, Participant will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request Participant is entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and Participant’s right to file a civil action under section 502(a) of ERISA. If the Administrator

- 10 - determines it needs further information to complete its review of Participant’s denied claim, Participant will receive either a written or electronic notice describing the additional information necessary to make the decision. Participant will then have sixty (60) days from the date Participant receives the notice requesting additional information to provide the requested information to the Administrator. The time between the date the Administrator sends its request to Participant and the date the Administrator receives the requested additional information from Participant does not count against the sixty (60)-day period in which the Administrator has to decide Participant’s claim on review. If special circumstances exist, this period may be further extended. D. Deadline to Commence a Lawsuit. If Participant wishes to bring a lawsuit over Participant’s claim, Participant must file Participant’s claim within the required time, complete the entire claim procedures, receive a denial from the Administrator after requesting a review, and commence that suit within thirty (30) months after Participant knew or reasonably should have known of the facts behind Participant’s claim or, if earlier, within six (6) months after the claim procedures are completed. E. Additional Information. Any claim for benefits, or appeal of the denial of a claim for benefits, shall be filed with: Severance Administration Solventum Corporation 3M Center, Building 275-6W-20 2510 Conway Avenue East Maplewood, MN 55144 With a copy to: Office of Legal Affairs Solventum Corporation Attn: SVP, Litigation, Labor & Employment 3M Center, Mail Stop 275-6W-20 St. Paul, MN 55144 This Section 9 shall be interpreted such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I, of ERISA, and the applicable provisions set forth in Department of Labor regulation section 2560.503-1. Section 10. General Provisions. A. At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time and for any reason. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. B. Effect on Other Plans, Agreements and Benefits. Any severance benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for

- 11 - severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations. For the avoidance of doubt, the payments and benefits under this Plan do not supersede, enlarge or diminish Participant’s entitlement to any compensation or benefits pursuant to any other employee benefit plan, compensatory arrangement or plan to the extent applicable to a termination of employment that does not occur within the Change in Control Period. Any notice or pay in lieu of notice, severance benefits or other benefits that are required by any federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations will reduce the Severance payments. Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein. C. Mitigation and Offset. If a Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction. D. Limitations in Foreign Jurisdictions. Notwithstanding any other provision of the Plan to the contrary, the Administrator reserves the right, in its sole discretion, to amend the Plan, modify the terms and conditions of the Plan applicable to any Participant or establish subplans or procedures, in each case to comply with, or address differences in, applicable local law, practice, policy or custom with respect to tax, securities, currency, employment, employee benefits or other matters, including to exclude from participation or limit the participation of any Participant employed outside of the United States. In addition, unless otherwise specified by the Company, the severance payments and benefits under the Plan shall, to the fullest extent permitted by applicable law, be offset by any severance payments and benefits otherwise payable to any Participant under severance arrangements that exist by reason of applicable law, practice, policy or custom, as determined by the Administrator in its sole discretion. E. Funding. Benefits provided under the Plan are paid out of the general assets of the Company. An individual does not, by virtue of participating in the Plan, have any interest in any specific asset or assets of the Company. With respect to benefits funded out of the Company’s general assets, an individual’s rights shall be solely those of an unsecured general creditor of the Company. F. Amendment and Termination. The Company reserves the right to modify, amend and terminate the Plan, in whole or in part, at any time and in any respect and for any reason and either prospectively or retroactively or both. The Company’s right to modify, amend or terminate the Plan includes, without limitation (1) changes in the eligibility requirements, (2) cost-sharing and funding arrangements, and (3) benefits provided and termination of all or a portion of the coverage provided under the Plan. No oral statements or representations can amend the Plan. The Company makes no promise to continue the Plan or the benefits offered under the Plan in the future, and individuals have no vested right to the Plan or the benefits offered under the Plan. Notwithstanding the foregoing, no amendment or termination of the Plan that would reduce benefits or eliminate one or more Participant’s eligibility may take effect if adopted during the Change in Control Period without the written consent of the Participant(s) whose benefits or eligibility would be reduced or eliminated. G. Restrictive Covenants. This Plan shall have no effect on the continued effectiveness of existing restrictive covenants entered into between the Company and Participant.

- 12 - H. Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. I. Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. J. Assignment Prohibited. Participant shall not have the right to transfer any interest, benefit, right or claim Participant may have under this Plan, including a claim for benefits, for breach of fiduciary duty, to receive documents or information, to file a lawsuit, or any other claim or right Participant may have under this Plan to any party. Nor shall Participant have the power to anticipate, alienate, assign, sell, transfer, pledge or encumber the same. The Plan shall not recognize an assignment of any interest, benefit, right or claim Participant may have under this Plan, either in whole or in part. Any attempt to assign any interest, benefit, right or claim under this Plan shall be void and non- enforceable. K. Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Company and all prior oral or written communications to Participant with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Company and any successor of the Company, by merger or otherwise. L. Taxes. The Company may withhold from any amounts payable to a Participant under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Severance payments do not qualify for voluntary deductions (e.g., Employees Stock Purchase Plan, VIP) and are subject to all applicable federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment). M. Disputes; Enforcement Costs. All actions or proceedings arising out of or relating to this Plan shall be tried and litigated only in the [Minnesota] State or Federal courts located in the County of [Ramsey], State of [Minnesota]. The Participants shall irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Plan in any court of competent jurisdiction. All reasonable expenses of a Participant or the Company, as applicable, incurred in enforcing such party’s rights and/or in the recovery of the benefits under this Plan, including but not limited to, attorneys’ fees, court costs, arbitration costs, and other reasonable expenses shall be paid by the other party if a party prevails on at least one material substantive issue in such proceeding. N. Governing Law. The Plan shall be construed in accordance with the applicable provisions of ERISA and the Code; and, to the extent not preempted by Federal law, in accordance with the laws of the State of Minnesota. Any litigation commenced or arising in connection with the Plan shall be commenced and venued exclusively in the United States District Court for the District of Minnesota. O. Section 409A. The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be

- 13 - made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six- month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date (without interest) shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit. P. Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives. Q. Recoupment. If a benefit payment to Participant or on Participant’s behalf exceeds for any reason the benefit amount Participant is entitled to receive in accordance with the terms of the Plan, the Administrator has the right to require the return of the overpayment on request, and upon request Participant must immediately refund the overpayment as well as help the Administrator obtain the refund of the overpayment from another person or entity. The Administrator’s right to recover overpayments applies regardless of the cause, nature or source of the overpayments, and includes

- 14 - any overpayment resulting from retroactive awards received from any source, fraud or any error made in processing Participant’s claim. The Administrator also has the right, at its option and to the extent consistent with section 409A of the Code, to recover the overpayment by reducing or offsetting against any future benefit payments. Such rights do not affect any other right of recovery the Administrator may have with respect to such overpayment. In addition, the Administrator reserves the right to obtain the overpayment by any other method permitted by the law. The Administrator will determine, in its sole discretion, the method by which the repayment of the overpayment shall be made. Failure to repay an overpayment and cooperate with the Administrator in collecting an overpayment may result in loss of coverage under the Plan. In addition, any benefit payment under the Plan will be subject to recoupment by the Company to the extent required to comply with applicable law or the Company’s clawback policy, as in effect at the time Participant’s employment is terminated. R. Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph. S. Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

- 15 - Appendix A Participation Schedule Eligible Executive Applicable Severance Multiplier Chief Executive Officer 2.5 Executive Officers (L1 Level) 2 SVPs (L2 Level) 1.5 VPs (L3 Level) 1